Exhibit 4.2
REPLY! INC.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of March 19, 2007, by and among Reply! Inc., a California corporation (the “Company”), the holders of the Company’s Series A Preferred Stock, the holders of the Company’s Series B Preferred Stock each of whom shall be listed on Exhibit A hereto, which shall be amended at each Closing (as defined in the Purchase Agreement (as defined below)) (together the “Investors”) and certain holders of the Company’s common stock listed on Exhibit B hereto (the “Common Holders”).
RECITALS
     A. The Company, the Common Holders and certain of the Investors (the “Prior Investor ”) are parties to an Investor Rights Agreement dated as of August 18, 2005 (the “Prior Agreement”), which sets forth certain registration rights, rights of first offer and information rights granted by the Company.
     B. The Company and certain of the Investors (the “Series B Investors”) have entered into the Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).
     C. In order to induce the Series B Investors to enter into the Purchase Agreement and invest funds in the Company pursuant thereto, the Company, the Common Holders and the Prior Investors desire to enter into this Agreement with the Investors.
     Therefore, the Prior Agreement is hereby amended and restated in its entirety as set forth below, and the parties hereto further agree as follows:
1. Definitions. For purposes of this Agreement:
     1.1 “Board” means the Board of Directors of the Company, as the same shall be constituted from time to time.
     1.2 “Common Stock” means the Common Stock of the Company.
     1.3 “Confidential Information” means information about the Company’s business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the Company marked or designated by the Company as “confidential” or “proprietary” or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential, including, without limitation, all information disclosed to Holders via their designees on the Board. Confidential Information will not include information that (a) is in or enters the public domain without breach of this Agreement, (b) the Holder lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (c) the Holder knew prior to receiving such information from the Company or (d) the Holder independently develops without reliance on any Confidential Information.
     1.4 “Convertible Securities” means all securities of the Company convertible, with or without consideration, into Common Stock,
     1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.6 “Exempt Registration” means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the sale of secondary equity shares for cash.
     1.7 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of securities.
     1.8 “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement. For the purposes of Sections 2.1, 2.3, 2.11 and 2.12, “Holder” shall mean only the Investors. For the purposes of Section 2,2, “Holders” shall mean only the Investors, Payam Zamani, the Zamani Family Trust, May One LLC and Victor Choy.
     1.9 “IPO” means the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.
     1.10 “Major Investor” means any Holder of at least 750,000 shares of the then outstanding shares of Registrable Securities (as appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event) and, solely for the purposes of Section 3.3 of this Agreement, Point Financial, Inc. (pursuant to Section 9(a) of that certain Warrant to Purchase Shares of Preferred Stock dated February 14, 2006 issued to Point Financial, Inc.).
     1.11 “Outlook Director” means the Preferred Stock Director as defined under the Second Amended and Restated Articles of Incorporation designated by Outlook Ventures, who shall initially be Randy Haykin.
     1.12 “Person” means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.
     1.13 “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock of the Company.
     1.14 “Qualified IPO” means the firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act, the public offering price of which is not less than $9.85 per share (appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event) and which results in aggregate cash proceeds to the Company of at least $30,000,000 (net of underwriting discounts, commissions and expenses).
     1.15 “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.
     1.16 “Registrable Securities” means (i) (a) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, and (b) any other shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security) as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (a), (ii) the shares of Common Stock held by the Common Holders; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Holder in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (X) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (Y) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. For the purposes of the registration rights set forth in Sections 2.1 and 2.3 hereof, “Registrable Securities” shall be deemed to exclude the shares of Common Stock held by the Common Holders. For the purposes of the registration rights set forth in Section 2.2 hereof, “Registrable Securities” shall be deemed to exclude all shares of Common Stock held by the Common Holders other than shares held by Payam Zamani, 210,000 shares held by the Zamani Family Trust, 100,000 shares held by Victor Choy and 125,000 shares held by May One LLC. All amounts are to be adjusted for stock splits, recapitalizations, stock dividends and the like.
     1.17 “Registrable Securities then outstanding” means the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.
     1.18 “Scale Director” means the Preferred Stock Director as defined under the Second Amended and Restated Articles of Incorporation designated by Scale Venture Partners II, LP.
     1.19 “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     1.20 “Securities Act” means the Securities Act of 1933, as amended.
2.Registration Rights.
     2.1 Request for Registration
          (a) Initiation. Beginning three years after the date of this Agreement, or at any time after six months after the effective date of a Qualified IPO, if the Company shall receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least seven million five hundred thousand dollars ($7,500,000) of the Registrable Securities then outstanding, then the Company shall, within 10 days of the receipt thereof, give notice of such request to all other Holders and shall, subject to the limitations of subsection 2.1(b), use all commercially reasonable efforts to effect as soon as practicable the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) under the Securities Act of all Registrable Securities which the Initiating Holders request to be registered, together with any Registrable Securities of any Holder joining in such request as are specified in a notice given by any such Holder to the Company within 20 days after receipt of the Company’s notice.
          (b) Underwritten Offering. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter shall be selected by the Company. The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, including the Initiating Holders, in proportion (rounded to the nearest 100 shares) to the amount of Registrable Securities of the Company then owned by each participating Holder; provided, however,that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired partners or retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling shareholder,” as defined in this sentence.
          (c) Company Deferral. If the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.
          (d) Maximum Number of Registrations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 after the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold.
          (e) Lockout Period. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration statement pertaining to an underwritten public offering of the Company’s Registrable Securities; provided that if said registration statement is not yet effective, the Company shall be actively employing in good faith all commercially reasonable efforts to cause such registration statement to be filed and to become effective.
     2.2 Company Registration.
          (a) Initiation. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than the Company’s IPO or an Exempt Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Company’s notice, the Company shall, subject to the provisions of Section 2.2(b), cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.
          (b) Underwritten Offering. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2(a) to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company; provided, however, except in the Company’s IPO in which case the representative may exclude all shares to be sold by the Holders, that the Holders shall not be reduced to less than twenty five percent (25%) of the aggregate shares offered; provided, however, that the number of shares of Registrable Securities held by Investors to be included in such underwriting shall not be reduced unless all other Registrable Securities and other securities are first entirely excluded from the underwriting. In any apportionment pursuant to this
Section 2.2(b), the maximum number of shares of the Company that Payam Zamani may include in any such offering shall be 750,000, provided that in the event no apportionment is required, there shall be no limitation on the number of Registrable Securities that Payam Zamani may include. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders). For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling shareholder,” as defined in this sentence.
          (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6(b) hereof.
     2.3 Form S-3 Registration.
          (a) Initiation. If the Company shall receive from any Holder or Holders of not less than ten percent (10%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, effect such registration of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such notice from the Company.
          (b) Limitations. Notwithstanding Section 2.3(a), the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled for inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than one million dollars ($1,000,000); (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the twelve-month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3; or (v) during the period ending 180 days after the effective date of a registration statement pertaining to an underwritten public offering of the Company’s Registrable Securities.
          (c) S-3’s not Demands. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.
          (d) Underwritten Offerings. The substantive provisions of Section 2.1(b) shall apply to the registration if it relates to an underwritten offering.
     2.4 Obligations of the Company. Whenever required under this Section 2.4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, in the instances of a registration initiated pursuant to Section 2.1 or 2.3, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or in the case of a registration statement on Form S-3 filed pursuant to Rule 415 of the Securities Act, until such time as the distribution of securities covered thereby has been completed.
          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.
          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.
          (d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
          (f) Promptly notify each Holder of Registrable Securities covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.
          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.
          (h) Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          (i) Use all commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).
          (j) Upon prior notice and during normal business hours, shall make all commercially reasonable efforts to make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other pertinent records, corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided; however, that the Company shall not be obligated pursuant to this Section 2.4(j) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

     2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 2.1(a) or subsection 2.3(b), whichever is applicable.
     2.6 Expenses of Registration.
          (a) Demand and S-3 Registration. All expenses, other than underwriting discounts and commissions, stock transfer taxes and fees and the fees and expenses of special counsel for the selling Holders, incurred in connection with registrations initiated pursuant to Section 2.1 and 2.3, including all registration, filing .and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 or one S-3 registration pursuant to Section 2.3, as applicable; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 and 2.3, as applicable. Expenses in excess of thirty five thousand dollars ($35,000) for any special audit required in connection with a registration initiated pursuant to Section 2.1 shall be borne pro-rata by the selling Holders.
          (b) Company Registration. All expenses other than underwriting discounts and commissions and fees and disbursements of special counsel for the selling Holders incurred in connection with registrations of Registrable Securities initiated pursuant to Section 2.2, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.
     2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

     2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:
          (a) Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.
          (b) Indemnification by the Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
          (c) Procedures. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          (d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 2.8(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.
     2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its equity securities to the general public is declared effective;
          (c) file with the SEC in a timely manner all reports and other documents as maybe required of the Company under the Securities Act and the Exchange Act; and
          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
     2.10 Assignment of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 2.1, 2.2 and 2.3 may be assigned to a transferee or assignee in connection with a transfer or assignment of at least fifty thousand (50,000) shares of Registrable Securities by a Holder (or all of Holder’s shares, if less than fifty thousand (50,000) shares); provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws and restrictions on transfer agreed upon by the Holder and the Company (including those set forth in the Purchase Agreement), (b) prompt notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a wholly-owned subsidiary or affiliate, or a constituent partner, retired partner, member, retired member or shareholder, of such

Holder, or (ii) is a spouse, lineal ancestor or descendant (including stepchildren and adopted children) or (iii) is a trust for the benefit of such Holder or any spouse, lineal ancestor or descendant (including stepchildren and adopted children) of such Holder, or (iv) acquires from such Holder at least a majority of such Holder’s Registrable Securities (as appropriately adjusted for stock splits and the like) and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement. Assignment of registration rights to a partner or affiliate of the Holders will be without restriction as to minimum shareholdings.
     2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders ‘which is included, (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2.1(a) or within 180 days after the effective date of any registration effected pursuant to Section 2.1 or (c) to initiate a request that the Company effect a registration statement on Form S-3 when holding less than the requisite percentage ownership as set forth in Section 2.3.
     2.12 Market-Standoff Agreement.
          (a) Market-Standoff Period; Agreement. In connection with a public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions, or any disposed of in a private transaction to a transferee who agrees to be bound by the terms of this Section 2.12) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not to exceed 180 days in the case of the Company’s IPO from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s IPO; provided, however, that the Holders shall not be bound by the restrictions set forth in this Section 2.12 unless all officers and directors of the Company also agree to such restrictions.
          (b) Limitations. If the Company or the underwriter of any public offering of the Company’s securities waives or terminates any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Holders. From and after the date of this Agreement, the Company shall use its commercially reasonable efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in this Section 2.12.
          (c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 2.12(a)) until the end of such period.
          (d) Transferees Bound. Each Holder agrees that prior to the Company’s IPO it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.12, provided that this Section 2.12(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s initial registration statement subject to this Section.
     2.13 Termination of Registration Rights. No Holder shall be entitled to exercise any registration right with respect to Registrable Securities provided for in this Section 2 upon the earlier of (a) the date four (4) years following the consummation of a Qualified IPO, (b) the date that all such Registrable Securities held by such Holder may be sold pursuant to Rule 144 during any ninety (90) day period, or (c) the acquisition of the Company.
3. Covenants of the Company.
     3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:
          (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm selected by the Company;
          (b) as soon as practicable, but in any event within 30 days after the end of each month of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month; and
          (c) as soon as practicable, but in any event 60 days after the end of each fiscal year, an annual financial plan for the next fiscal year.
     3.2 Inspection. The Company shall permit each Major Investor or such Major Investor’s representatives, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which the Board of Directors has, in its sole reasonable discretion, determined to be Confidential Information.

     3.3 Right of Participation.
          (a) Rights. If at any time, or from time to time, after the date hereof the Company decides to issue additional shares of capital stock, options, warrants or rights or convertible securities to purchase capital stock of the Company, or securities of any type whatsoever that are, or may become exercisable or convertible into capital stock (“Additional Shares”), then the Company shall in writing inform each Major Investor and Common Holder of the proposed terms of such issuance at least twenty (20) days prior to such issuance and each Major Investor and Common Holder shall be entitled at the time of each such proposed issuance to purchase the portion of the Additional Shares offered equal to the product of (i) the Major Investor’s or Common Holder’s percentage ownership of the Company, as applicable, immediately prior to the proposed issuance, multiplied by (ii) the total amount of Additional Shares being sold by the Company. A Major Investor’s and Common Holder’s percentage ownership of the Company equals the percentage of the outstanding Common Stock of the Company held by such Major Investor or Common Holder immediately prior to the issuance of the Additional Shares. For purposes of this Section 3.3, the outstanding Common Stock is the sum of (A) outstanding shares of Common Stock, (B) shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, (C) outstanding Convertible Securities and (D) all options or other rights outstanding to subscribe to or purchase Common Stock or Convertible Securities (the “Outstanding Common Stock”). For purposes of this Section 3.3, Common Holder excludes Victor Choy, May One LLC, Timothy & Amy Ng and Donald Pickering.
          (b) Exercise of Rights; Over-Allotment. In the event that a Major Investor elects to purchase Additional Shares pursuant to this Section 3, the Major Investor shall deliver to the Company a written request, no later than fifteen (15) days following receipt by the Major Investor of written notice from the Company of the proposed issuance, for the allotment and issue of the number of Additional Shares which the Major Investor desires to purchase. The Company shall promptly notify in writing each Major Investor that purchases its full pro rata portion as calculated under Section 3.3(a) (a “Fully-Exercising Major Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) days commencing after receipt of such information, each Fully-Exercising Major Investor shall be entitled to obtain that portion of the Additional Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors (the “Over-allotment Shares”) that is equal to the proportion of the outstanding Common Stock held by such Fully-Exercising Major Investor bears to the total number of outstanding Common Stock held by all Fully-Exercising Major Investors.
          (c) Price, Terms and Conditions. The price, terms and conditions at and upon which the Major Investor and Common Holder may purchase such Additional Shares shall be the same price, terms and conditions upon which the Additional Shares are sold by the Company to other Persons.
          (d) Exceptions. There shall be excepted from the operations of this Section 3.3 the following:
                    (i) shares issued pursuant to the Purchase Agreement;

               (ii) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;
               (iii) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Company pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or other agreement approved by the Board of Directors;
               (iv) shares of Common Stock or other securities issued or issuable in connection with the acquisition by the Company of all or part of another business entity by merger, purchase of assets or capital stock or other reorganization that in each case has been approved by the Board of Directors;
               (v) shares of Common Stock or other securities issued or issuable to lease companies, real estate lessors, banks or financial institutions in connection with commercial credit arrangements, equipment financings, leases or similar transactions that in each case has been approved by the Board of Directors, provided such issuances are primarily for other than equity financing purposes;
               (vi) shares of Common Stock or Preferred Stock issuable upon exercise of warrants or notes, or other rights to acquire the Company’s capital stock outstanding as of the date hereof.
               (vii) shares of Common Stock issued in connection with stock splits, combinations, reorganizations and the like;
               (viii) shares of Common Stock or other securities issued or issuable in connection with a strategic partnership and/or acquisition of technology or intellectual property approved by the Board of Directors;
               (ix) shares of Common Stock issued in a public offering of securities of the Company;
               (x) shares of Common Stock issued or issuable by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i) through (ix).
     3.4 Proprietary Information and Inventions Agreements. The Company will cause each officer, employee and consultant now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board.
     3.5 Super-Majority Vote Required. The Company shall not, without first obtaining the approval of at least 75% of the members of the Board of Directors: (i) incur debt in excess of four million dollars ($4,000,000); (ii) provide guarantees or grant a security interest in material assets of the Company or enter into similar transactions, other than to secure loans or advances under existing or approved lines of credit; (iii) enter into any transaction involving the acquisition of any product, technology or business (whether by purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture where the value of such transaction exceeds five million dollars ($5,000,000); (iv) increase the cash or equity compensation of any officer of the Company without advance approval of the Compensation Committee; or (v) enter into any transactions with affiliates.
     3.6 Stock Vesting. All shares of Common Stock of the Company issued after the First Closing to officers, directors and employees of the Company will be subject to a five (5) year vesting period as follows: 20% to vest at the end of the first year following issuance, with the remaining 80% to vest monthly over four years. The agreements governing such issuances shall provide for a repurchase option whereby upon the termination of employment of the shareholder, with or without cause, the Company or its assignee shall have the right to repurchase at the lesser of cost or fair market value any unvested shares held by such shareholder.
     3.7 Compliance with the Sarbanes-Oxley Act of 2002. The Company will work to amend the Board membership to meet the provisions required of the Sarbanes-Oxley Act of 2002 and other corporate governance requirements towards a registration of the Company’s Common Stock with the Securities and Exchange Commission, including designation of a “lead outside director”.
     3.8 Committee Membership. The Scale Director shall have the right to be members of all committees of the Board of Directors.
     3.9 Visitation Rights. The Scale Director and Outlook Director will each be entitled to visitation rights for all meetings of the Board of Directors and its committees, whether or not its designated representative is a member of the Board of Directors.
     3.10 Reimbursement of Expenses. The Company will reimburse the members of the Board for all reasonable out-of-pocket expenses incurred after the First Closing, as that term is defined in the Purchase Agreement, on behalf of the Company, including the attendance at Board and committee meetings consistent with the Company’s travel expense policies.
     3.11 Observation Rights. From and after the date hereof and at all times throughout the term of this Agreement, and provided that Outlook Ventures is not represented on the Board and continues to own any Preferred Stock of the Company, Outlook Ventures will be entitled to have an observer at all meetings of the Company’s Board of Directors (the “Board Observer”). Each Board Observer shall be entitled to attend all meetings of the Board of Directors or any committee thereof and shall receive (at the same time as such materials are sent to the members of the Board of Directors or any committee thereof) (a) notice of all such meetings, (b) copies of all written consents and (c) copies of all written materials. The Company shall have the right to exclude any of the Board Observers from any deliberations of the Board relating to the business relationships between the Company and the Board Observer(s). The Company shall not be required to provide the Board Observer(s) with written materials relating to any such matters.
     3.12 Director & Officer Insurance. The Company will maintain directors’ and officers’ insurance in an amount deemed sufficient by the Board of Directors.

     3.13 Termination of Covenants. The covenants set forth in Sections 3.1, 3.2, 3.3 and 3.11 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon the closing of a Corporate Sale (as defined in the Company’s Articles of Incorporation, as amended to date); provided that no such termination under clause (ii) shall be deemed to occur in connection with (A) a merger effected exclusively for the purpose of changing the domicile of the Company or (B) the sale of shares of capital stock of the Company in a transaction or series of related transactions effected primarily for equity financing purposes.
4. Miscellaneous.
     4.1 New Shareholders. Notwithstanding anything herein to the contrary, if additional parties purchase Series B Preferred Stock from the Company (each such party, a “New Shareholder”), then each such New Shareholder shall become a party to this Agreement as an Investor hereunder, without the need for any consent, approval or signature of any Investor, the Common Holders or the Company when such New Shareholder has both: (a) purchased Series B Preferred Stock and paid the Company all consideration payable for such shares and (b) executed one or more counterpart signature pages to this Agreement as an Investor.
     4.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly superseded hereby.
     4.3 Recapitalizations, Etc. Subject to Section 3 above, the provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities and to the Common Stock, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.
     4.4 Successors and Assigns. Except as otherwise provided in this Agreement, and subject to the restrictions on transfer set forth in the Purchase Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     4.5 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Subject to the foregoing, the Investors and their successors and assigns acknowledge that by operation of this Section 4.5, the holders of at least a majority of the then outstanding Registrable Securities, when acting together with the Company, will have the right and power to diminish or eliminate any rights or increase any or all obligations under this Agreement. Notwithstanding the foregoing, the written consent of Outlook Ventures shall be required, in addition to any other required consent, to amend, or to waive the observance of, Section 3.11 herein. Notwithstanding the foregoing, the written consent of Scale Venture Partners II, LP shall be required, in addition to any other required consent, to amend, or to waive the observance of, Section 3.9 herein.
     4.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6), and if to the Company, addressed to Reply! Inc., 12667 Alcosta Blvd., Suite 200, San Ramon, California 94583, Attn: Payam Zamani, President, with a copy to DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303, Attn: Andrew D. Zeif, Esq.
     4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     4.8 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     4.9 Costs of Enforcement. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     4.10 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

     4.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     4.13 Aggregation of Stock. All shares of Company stock held or acquired by affiliated Persons (including former and current partners, former and current members and former and current shareholders) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     4.14 Confidentiality.
          (a) Each Holder agrees that (i) it will not disclose any Confidential Information disclosed to it by the Company to any third party (except to its directors, officers, employees, agents, partners, members, affiliates or advisors who have a need to know such Confidential Information and agree to maintain the confidentiality thereof, and except to the extent required by applicable law, regulation or legal process) or use such Confidential Information except as expressly permitted in this Agreement and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.
          (b) The provisions of this Section 4.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.
     4.15 Waiver of Preemptive Rights. By the execution of this Agreement, certain of the Investors, who hold a majority of the Registrable Securities (as that term is defined in the Prior Agreement) outstanding as of the date hereof, hereby agree to waive with respect to all Investors all preemptive rights and rights to receive written notice of the transactions contemplated by the Purchase Agreement.
[Signature Page Follows]

     The parties have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY: REPLY! INC.
By:	/s/ Payam,Zamani
Payam Zamani, President
Address: 12667 Alcosta Blvd., Suite 200 San Ramon, CA 94583 Fax: (925) 947-2673

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

ENTITY INVESTOR: Scale Venture Partners II, LP
By:	Scale Venture Management II, LLC
Its general partner

By:	/s/ Sharon Wienbar
	Name:	Sharon Wienbar
Title: Managing Director 950 Tower Lane, Suite 700 Foster City, CA 94404 Tel: (650) 378-6017 Fax: (650) 378-6040

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

ENTITY INVESTOR: Outlook Ventures IIP, LLP. By Outlook Management II LLC
By:	/s/ Randy M. Haykin
	Name:	Randy Haykin
Its: Managing Director

Outlook Ventures III, L.P. By Outlook Management III LLC
By:	/s/ Randy M. Haykin
Name: Randy M. Haykin Its: Managing Director
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INDIVIDUAL INVESTOR: DEBORAH COLEMAN

Signature:	/s/ Deborah Coleman
Address: Smart Forest Ventures 319 SW Washington, Portland, OR 97204
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A
INVESTORS
Scale Venture Partners II, LP
Outlook Ventures
Deborah Coleman

EXHIBIT B
COMMON HOLDERS
Payam Zamani
Behnam Behrouzi
John Truchard
Thomas Stone
Sean Fox
Bill Miles
Scott Oakley
Greg Little
Magnus Sublett
Jay Otlewski
Lynn Otlewski
Joe Otlewski
Peter Luft
Farhang Zamani
Frank Chimento
James Barrett
Steve Arentzoff
David Greene
Andre Crisp
Mark Tepper
Anthony Wilson
Victor Choy
May One LLC
Timothy & Amy Ng
Donald Pickering
Ted Wang
Brett Anderson
Behzad Behrouzi
Sahab Mahboubi
The David Family Living Trust dated 8/27/04